KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL 2014

Winston-Salem, NC – December 2, 2013 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the third quarter of fiscal 2014, ended November 3, 2013. The Company also raised the lower end of its adjusted EPS guidance to a new range of $0.60 to $0.63 per share from $0.59 to $0.63 for fiscal 2014, and provided preliminary guidance for fiscal 2015.

Third Quarter Fiscal 2014 Highlights Compared to the Year-Ago Period:

  Revenues increased 6.7% to $114.2 million from $107.1 million
  Company same store sales rose 3.7%, the twentieth consecutive quarterly increase
  Operating income rose 27.2% to $11.7 million from $9.2 million
  Adjusted net income rose 33.8% to $11.2 million ($0.16 per share) from $8.3 million ($0.12 per share); adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash; adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Operating income and adjusted net income include a gain of $1.7 million on the sale of leasehold interests to a franchisee, which added $0.02 to adjusted EPS, and a lease termination charge of $1.5 million associated with litigation related to a lease of a former commissary facility, which reduced adjusted EPS by $0.02
  Net income was $6.8 million ($0.09 per share) compared to $5.0 million ($0.07 per share) in the third quarter last year
  Cash provided by operating activities was $13.5 million compared to $15.0 million in the third quarter last year

Chairman, President and Chief Executive Officer James H. Morgan commented: “Our relentless focus on executing our long-term strategic plan is enabling us to strengthen our Company, gradually unlock our brand’s full potential and create value for our shareholders. During the third quarter, we extended our track record of positive same store sales at Company stores to 20 consecutive quarters. We believe this is a remarkable distinction. We are pleased to have increased our top-line at a healthy pace despite the tepid consumer spending environment. Most importantly, we demonstrated the attractive leverage opportunities inherent within our business model as evidenced by achieving a higher rate of growth in operating income and adjusted EPS than in revenues.”

Morgan continued, “Our third quarter financial performance was consistent with our expectations. We are pleased to be raising the lower end of our expected range of adjusted EPS for fiscal 2014 to a new range of $0.60 to $0.63 from $0.59 to $0.63. If achieved, this would represent growth of from 28% to 34% compared to last year on a 52-week basis. Our preliminary expectation of adjusted EPS for fiscal 2015 is in the range of $0.71 to $0.76 per share.”

Morgan concluded, “We are fortunate to have several means at our disposal through which to optimize returns, including deploying capital on Company store development, supporting domestic and international franchise growth, and repurchasing outstanding shares. We believe these attributes both set us apart, and provide Krispy Kreme with a uniquely bright long-term future. We will continue working hard every day for the benefit of our franchisees, our customers and guests, and our shareholders.”

Third Quarter Fiscal 2014 Results

Consolidated Results

For the third quarter ended November 3, 2013, revenues increased 6.7% to $114.2 million from $107.1 million.

Exclusive of the $1.7 million gain on the sale of leasehold interests, direct operating expenses were $94.1 million, or 82.4% of revenues compared to 84.2% of revenues last year. General and administrative expenses rose to $5.7 million from $5.1 million in the year-ago period, and as a percentage of total revenues increased to 5.0% from 4.7%. Impairment and lease termination costs for the quarter include a $1.5 million provision related to litigation with the landlord at the Company’s former commissary in Lorton, Virginia.

Exclusive of the $1.7 million gain from the sale of leasehold interests and the $1.5 million lease termination accrual, operating income rose 25.7% to $11.6 million from $9.2 million.

Adjusted net income was $11.2 million ($0.16 per share) compared to $8.3 million ($0.12 per share) in the third quarter last year.

Net income was $6.8 million ($0.09 per share) compared to $5.0 million ($0.07 per share), in the third quarter last year.

Segment Results

Company Stores revenues increased 3.3% to $74.9 million from $72.5 million. Same store sales at Company stores rose 3.7%, the twentieth consecutive quarterly increase, driven principally by retail price increases. The Company Stores segment posted operating income of $2.6 million compared to $2.0 million in the third quarter last year.

Domestic Franchise revenues rose $0.5 million to $3.0 million, with higher royalties accounting for the majority of the increase. Total sales by domestic franchisees rose 12.7%; approximately 4.0 percentage points of the increase reflects the refranchising in fiscal 2014 of a total of six stores in Kansas, Missouri and Texas. Same store sales at Domestic Franchise shops increased 10.7%. Exclusive of the $1.7 million gain from the sale of leasehold interests, Domestic Franchise segment operating income improved to $1.5 million from $1.2 million in the third quarter last year.

International Franchise revenues increased 3.0% to $6.2 million from $6.0 million, driven by higher royalties. Sales by international franchise stores rose 4.1%. Changes in the rates of exchange between the U.S. dollar and the foreign currencies in which the Company’s international franchisees do business decreased sales by international franchisees measured in U.S. dollars by approximately $5.8 million in the third quarter of fiscal 2014 compared to last year, which adversely affected international royalty revenues by approximately $350,000. Excluding the effects of exchange rate changes, sales by international franchisees rose 9.8%. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 3.1%, reflecting, among other things, honeymoon effects from the substantial number of international store openings in recent years, as well as cannibalization as markets develop. The International Franchise segment generated operating income of $4.4 million compared to $4.3 million in the third quarter last year, reflecting the deployment of increased resources to support current and anticipated future international growth.

KK Supply Chain revenues (including sales to Company stores) rose 10.4% to $58.3 million from $52.8 million in the same period last year, driven principally by higher unit volumes of doughnut mixes and other ingredients compared to last year. External KK Supply Chain revenues rose 15.5% to $30.1 million from $26.1 million in the year-ago period. KK Supply Chain generated operating income of $9.1 million in the third quarter of fiscal 2014, up from $7.3 million in the third quarter last year.

Outlook

Based on third quarter and fiscal year-to-date results and other current information, management is raising the low end of its expected adjusted EPS range for the year by $0.01 per share and leaving the high end of the range unchanged. The new range of from $0.60 to $0.63 per share, if achieved, would represent a year-over-year increase in adjusted EPS of between 28% and 34% from the $0.47 per share reported on a 52-week basis for fiscal 2013.

For fiscal 2015, the Company anticipates opening 10 to 15 Company stores, 20 to 25 domestic franchise stores, and about 85 international franchise stores. Although the Company looks for continued organic same store sales growth in its domestic stores, international franchise same store sales will likely continue to be negative due to the substantial growth in international markets in recent years.

Based on these factors, the Company’s preliminary fiscal 2015 guidance is for adjusted EPS of between $0.71 and $0.76 per share. The foregoing adjusted EPS range reflects estimated adjusted income tax expense of $3 million; adjusted income tax expense consists solely of taxes currently payable in cash. Because the Company has substantial net operating loss carryovers, the amount of taxes payable in cash is expected to remain insignificant for the foreseeable future.

Adjusted net income, adjusted income tax expense and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Conference Call

The Company will host a conference call to review financial results for the third quarter of fiscal 2014 as well as its outlook this afternoon at 4:30 p.m. (ET).

A live webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 312-5514 or, for international callers, by dialing (970) 315-0452. An archived replay of the call will be available shortly after its conclusion by dialing (855) 859-2056, or (404) 537-3406 for international callers; the passcode is 10360752. The audio replay will be available through December 9, 2013. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 810 locations in 23 countries around the world. Connect with Krispy Kreme at www.krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; increased costs or other effects of new government regulations relating to healthcare benefits; and risks associated with implementation of new technology platforms. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2013	2012	2013	2012
	(In thousands, except per share amounts)

Revenues	$114,231	$107,087	$347,585	$317,698
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization expense shown below)	92,466	90,220	282,830	264,568
General and administrative expenses	5,730	5,083	17,440	16,311
Depreciation and amortization expense	2,788	2,357	8,272	7,238
Impairment charges and lease termination costs	1,531	216	1,543	302
Operating income	11,716	9,211	37,500	29,279
Interest income	341	14	472	102
Interest expense	(131)	(384)	(922)	(1,202)
Loss on refinancing of debt	-	-	(967)	-
Equity in losses of equity method franchisees	(61)	(47)	(174)	(150)
Other non-operating income, net	29	80	23	237
Income before income taxes	11,894	8,874	35,932	28,266
Provision for income taxes	5,114	3,830	16,436	12,267
Net income	$6,780	$5,044	$19,496	$15,999

Earnings per common share:
Basic	$0.10	$0.08	$0.29	$0.24
Diluted	$0.09	$0.07	$0.27	$0.23

Weighted average shares outstanding:
Basic	67,543	66,668	67,274	67,897
Diluted	71,506	68,803	71,058	70,041

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	November 3,	February 3,
	2013	2013
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,745	$66,332
Receivables	28,111	25,627
Receivables from equity method franchisees	683	705
Inventories	14,818	12,358
Deferred income taxes	23,067	23,323
Other current assets	6,349	6,439
Total current assets	139,773	134,784
Property and equipment	87,678	78,024
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	24,112	24,195
Deferred income taxes	78,693	93,088
Other assets	11,940	11,847
Total assets	$342,196	$341,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$365	$2,148
Accounts payable	14,427	12,198
Accrued liabilities	29,781	32,330
Total current liabilities	44,573	46,676
Long-term debt, less current maturities	1,632	23,595
Other long-term obligations and deferred credits	27,063	25,235

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	356,730	354,068
Accumulated other comprehensive loss	-	(338)
Accumulated deficit	(87,802)	(107,298)
Total shareholders’ equity	268,928	246,432
Total liabilities and shareholders’ equity	$342,196	$341,938

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
	November 3,	October 28,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,496	$15,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,272	7,238
Deferred income taxes	14,438	10,824
Accrued rent expense	578	369
Loss on refinancing of debt	967	-
(Gain) loss on disposal of property and equipment	(1,930)	468
(Gain) on refranchising	(876)	-
Share-based compensation	3,160	3,570
Provision for doubtful accounts	(82)	65
Amortization of deferred financing costs	258	300
Equity in losses of equity method franchisees	174	150
Other	(109)	(1,075)
Change in assets and liabilities:
Receivables	(2,523)	(1,950)
Inventories	(2,621)	314
Other current and non-current assets	1,393	(1,499)
Accounts payable and accrued liabilities	(947)	690
Other long-term obligations and deferred credits	1,363	2,515
Net cash provided by operating activities	41,011	37,978
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(18,089)	(9,480)
Proceeds from disposals of property and equipment	1,681	66
Proceeds from refranchising	681	-
Acquisition of stores from franchisee	-	(915)
Other investing activities	305	347
Net cash used for investing activities	(15,422)	(9,982)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(24,546)	(1,652)
Deferred financing costs	(132)	(11)
Proceeds from exercise of stock options	2,155	-
Proceeds from exercise of warrants	-	9
Repurchase of common shares	(2,653)	(20,758)
Net cash used for financing activities	(25,176)	(22,412)
Net increase in cash and cash equivalents	413	5,584
Cash and cash equivalents at beginning of period	66,332	44,319
Cash and cash equivalents at end of period	$66,745	$49,903

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of February 3, 2013, the Company had net deferred income tax assets of approximately $116 million, of which approximately $76 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $206 million.

The Company has reported cumulative pretax income of over $100 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company’s fiscal year ends on the Sunday closest to January 31, which periodically results in a 53-week year. Fiscal 2013 contained 53 weeks, while fiscal 2014 will contain 52 weeks.

In the second quarter of fiscal 2014, the Company recorded a charge of $1.0 million related to the refinancing of its secured credit facilities, consisting principally of the writeoff of deferred financing costs related to the Company’s term loan, which was retired in full, and the termination of an interest rate hedge related to the term loan. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Historical Periods
	Three Months Ended		Nine Months Ended		Year Ended
	November 3,	October 28,	November 3,	October 28,	February 3,
	2013	2012	2013	2012	2013
	(In thousands, except per share amounts)
Net income, as reported	$6,780	$5,044	$19,496	$15,999	$20,779
Loss on refinancing of debt	-	-	967	-	-
Provision for deferred income taxes	4,388	3,300	14,438	10,824	13,413
Adjusted net income	11,168	8,344	34,901	26,823	34,192
Earnings for the 53rd week	-	-	-	-	(1,273)
Adjusted net income - 52 week basis	$11,168	$8,344	$34,901	$26,823	$32,919

Adjusted earnings per common share:
Basic	$0.17	$0.13	$0.52	$0.40	$0.51
Diluted	$0.16	$0.12	$0.49	$0.38	$0.49

Adjusted earnings per common share - 52 week basis:
Basic	$0.17	$0.13	$0.52	$0.40	$0.49
Diluted	$0.16	$0.12	$0.49	$0.38	$0.47

Weighted average shares outstanding:
Basic	67,543	66,668	67,274	67,897	67,624
Diluted	71,506	68,803	71,058	70,041	69,896

	Management's Earnings Guidance
	Year Ending
	February 1, 2015		February 2, 2014
	From	To	From	To
	(In thousands, except per share amounts)
Net income, as reported	$31,300	$33,600	$24,500	$25,800
Loss on refinancing of debt	-	-	1,000	1,000
Provision for deferred income taxes	19,700	21,400	17,100	18,200
Adjusted net income	$51,000	$55,000	$42,600	$45,000

Adjusted earnings per common share:
Basic	$0.75	$0.81	$0.63	$0.67
Diluted	$0.71	$0.76	$0.60	$0.63

Weighted average shares outstanding:
Basic	68,000	68,000	67,300	67,300
Diluted	72,000	72,000	71,200	71,200

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2013	2012	2013	2012
	(In thousands)
Revenues:
Company Stores:
On-premises sales:
Retail sales	$32,733	$31,039	$102,331	$90,697
Fundraising sales	4,473	4,260	11,809	11,791
Total on-premises sales	37,206	35,299	114,140	102,488
Wholesale sales	37,680	37,194	118,356	112,684
Company Stores revenues	74,886	72,493	232,496	215,172
Domestic Franchise	3,026	2,498	8,696	7,561
International Franchise	6,205	6,024	18,707	17,832
KK Supply Chain:
Total revenues	58,304	52,825	175,316	158,075
Less – intersegment sales elimination	(28,190)	(26,753)	(87,630)	(80,942)
External KK Supply Chain revenues	30,114	26,072	87,686	77,133
Total revenues	$114,231	$107,087	$347,585	$317,698

Operating income:
Company Stores	$2,599	$1,985	$9,703	$5,271
Domestic Franchise	3,156	1,174	6,121	4,072
International Franchise	4,449	4,301	13,219	12,957
KK Supply Chain	9,098	7,312	28,336	24,181
Total segment operating income	19,302	14,772	57,379	46,481
Unallocated general and administrative expenses	(5,730)	(5,083)	(17,440)	(16,311)
Corporate depreciation and amortization expense	(325)	(262)	(896)	(589)
Impairment charges and lease termination costs	(1,531)	(216)	(1,543)	(302)
Consolidated operating income	$11,716	$9,211	$37,500	$29,279

Depreciation and amortization expense:
Company Stores	$2,255	$1,880	$6,783	$5,921
Domestic Franchise	36	40	72	150
International Franchise	2	3	6	9
KK Supply Chain	170	172	515	569
Corporate administration	325	262	896	589
Total depreciation and amortization expense	$2,788	$2,357	$8,272	$7,238

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2013	2012	2013	2012
Systemwide Sales (in thousands):(1)
Company stores	$74,227	$71,884	$230,241	$213,399
Domestic Franchise stores	77,725	68,950	237,327	210,454
International Franchise stores	107,827	103,536	321,053	310,893
International Franchise stores, in constant dollars(2)	107,827	98,221	321,053	297,643

Change in Same Store Sales (on-premises sales only):(3)
Company stores	3.7%	6.8%	8.4%	4.7%
Domestic Franchise stores	10.7%	5.0%	11.2%	5.8%
International Franchise stores	(8.7)%	(8.3)%	(10.9)%	(9.6)%
International Franchise stores, in constant dollars(2)	(3.1)%	(7.7)%	(6.4)%	(8.4)%

Company Stores - Change in Same Store Sales:
Retail pricing	3.3%	0.0%	3.3%	0.9%
Guest check average (exclusive of pricing)	(1.4)	(0.3)	(0.8)	(0.8)
Customer count	1.1	7.1	5.6	4.6
Other	0.7	0.0	0.3	0.0
Total	3.7%	6.8%	8.4%	4.7%

Change in Same Store Customer Count - Company stores
(retail sales only)	1.3%	8.4%	6.5%	5.3%

Average guest check - Company stores (retail sales only)	$7.59	$7.43	$7.52	$7.33

Company stores - store operating weeks	1,210	1,232	3,649	3,631

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(8.8)%	(2.9)%	(6.1)%	(4.1)%
Change in average weekly sales per door	10.0%	6.9%	12.0%	7.8%
Convenience stores:
Change in average weekly number of doors	0.8%	(4.5)%	(0.4)%	(7.7)%
Change in average weekly sales per door	3.6%	4.7%	5.7%	9.3%

1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
3)

The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.

4)

For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Company Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total

Three months ended November 3, 2013
August 4, 2013	72	20	1	93
Opened	2	-	-	2
Closed	-	(1)	-	(1)
Change in store type	1	(1)	-	-
November 3, 2013	75	18	1	94

Nine months ended November 3, 2013
February 3, 2013	76	20	1	97
Opened	5	-	-	5
Closed	(1)	(1)	-	(2)
Change in store type	1	(1)	-	-
Transferred to Domestic Franchise	(6)	-	-	(6)
November 3, 2013	75	18	1	94

Three months ended October 28, 2012
July 29, 2012	73	19	1	93
Opened	1	-	-	1
Closed	-	-	-	-
Transferred from Domestic Franchise	1	1	-	2
October 28, 2012	75	20	1	96

Nine months ended October 28, 2012
January 29, 2012	72	19	1	92
Opened	2	-	-	2
Closed	-	-	-	-
Transferred from Domestic Franchise	1	1	-	2
October 28, 2012	75	20	1	96

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Domestic Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total

Three months ended November 3, 2013
August 4, 2013	105	31	14	150
Opened	1	4	-	5
Closed	-	-	-	-
November 3, 2013	106	35	14	155

Nine months ended November 3, 2013
February 3, 2013	99	29	14	142
Opened	1	6	-	7
Closed	-	-	-	-
Transferred from Company Stores	6	-	-	6
November 3, 2013	106	35	14	155

Three months ended October 28, 2012
July 29, 2012	101	26	14	141
Opened	1	2	-	3
Closed	-	-	-	-
Transferred to Company stores	(1)	(1)	-	(2)
October 28, 2012	101	27	14	142

Nine months ended October 28, 2012
January 29, 2012	102	25	15	142
Opened	2	4	-	6
Closed	(2)	(1)	(1)	(4)
Transferred to Company stores	(1)	(1)	-	(2)
October 28, 2012	101	27	14	142

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of International Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Kiosks	Total

Three months ended November 3, 2013
August 4, 2013	119	9	280	138	546
Opened	5	-	11	8	24
Closed	(1)	-	(5)	(1)	(7)
Change in store type	-	-	1	(1)	-
November 3, 2013	123	9	287	144	563

Nine months ended November 3, 2013
February 3, 2013	120	9	257	123	509
Opened	9	-	38	23	70
Closed	(5)	-	(10)	(1)	(16)
Change in store type	(1)	-	2	(1)	-
November 3, 2013	123	9	287	144	563

Three months ended October 28, 2012
July 29, 2012	118	11	234	114	477
Opened	3	-	18	5	26
Closed	(2)	-	(3)	(5)	(10)
October 28, 2012	119	11	249	114	493

Nine months ended October 28, 2012
January 29, 2012	118	11	226	105	460
Opened	7	-	46	17	70
Closed	(5)	-	(17)	(15)	(37)
Change in store type	(1)	-	(6)	7	-
October 28, 2012	119	11	249	114	493

KRISPY KREME CONTACTS: Media – Lafeea Watson, +1-336-726-8878, lwatson@krispykreme.com, or Investor Relations - Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com